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                         N E W S     R E L E A S E

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FOR IMMEDIATE RELEASE              Contact:  Art Slusark (BGE) 410-234-7436
May 2, 1997                                Nancy Moses (PEPCO) 202-872-2680

                BGE/PEPCO File Application for Rehearing of
             Maryland Public Service Commission's Merger Order

     Baltimore Gas and Electric Company (BGE) and Potomac Electric Power Company (PEPCO) today officially filed an Application for Rehearing of Maryland Public Service Commission Order 73405. Issued on April 16, the order approved the merger of the two companies to form Constellation Energy Corporation, but imposed conditions that eliminated any reasonable opportunity for shareholders of the new company to share in the merger benefits.

     In their application the companies detailed areas of the order that need to be revised for the merger to proceed. BGE and PEPCO proposed a modified plan to address these concerns. The highlights of this modified plan include:

- a $26 million rate reduction for Constellation Energy's Maryland customers upon completion of the merger, followed by a four-year base-rate freeze;

- a comprehensive surcharge that permits full cost recovery of power purchase contracts the Commission has previously approved;

- a synergy sharing mechanism that splits merger benefits on a 50/50 basis between customers and investors, allowing further customer rate reductions if the new company's operations result in additional savings; and

- recovery of merger costs over the four-year, base-rate freeze period for synergy sharing purposes.

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     "We believe that the fundamental objectives of our merger can be achieved with this revised regulatory framework, and that the proposed merger still offers tremendous benefits to customers and shareholders of BGE and PEPCO," said BGE's Christian H. Poindexter and PEPCO's Edward F. Mitchell, Chairmen of the Boards and CEOs of the two companies. "We are hopeful that the Maryland Public Service Commission will agree this modified regulatory plan provides an equitable sharing of the savings arising from the creation of Constellation Energy. These modifications to the PSC's order, combined with a similar regulatory approval from the District of Columbia, will allow us to proceed with the merger on solid financial ground."


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(To view a copy of BGE and PEPCO's complete Application for Rehearing, visit the News & Information page on the BGE website at www.bge.com)